EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made effective as of January 1, 2002 by and between WEIS MARKETS, INC., a Pennsylvania corporation (the "Company"), and NORMAN S. RICH (the "Executive"),

                               WITNESSETH THAT:

     WHEREAS, the Executive is currently serving as President of the Company, and the Company desires to retain the Executive to continue to serve in such capacity or capacities as the Board of Directors of the Company (the "Board") or the Chairman of the Board (the "Chairman") may from time to time determine, and the Executive is willing to continue to serve in such capacity or capacities, on the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, each intending to be legally bound hereby, agree as follows:

     1. Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, for the Term provided in Paragraph 3(a) below and upon the other terms and conditions hereinafter provided. The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement, enforceable against him according to its terms, and that its execution and performance by him do not violate the terms of any existing agreement or understanding to which the Executive is a party.

     2. Position and Responsibilities. During the Term, the Executive agrees to serve as the President of the Company or in such other executive capacity or capacities for the Company and/or any of its subsidiaries or affiliated companies as the Board or the Chairman may from time to time determine. The Executive also agrees to serve, if elected and without additional compensation, as a member of the Board and/or as an officer and director of any other parent, subsidiary or affiliate of the Company.

     3.  Term and Duties.

     (a) Term of Agreement. The term of the Executive's employment under this Agreement shall commence on January 1, 2002 and shall continue thereafter through December 31, 2006 (the "Term").

     (b) Duties. During the Term, and except for illness or incapacity and reasonable vacation periods of not less than five weeks in any calendar year (or such greater periods as shall be consistent with the Company's policies for other key the Executives), the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and its subsidiaries and affiliates, shall not be engaged in any other business activity, and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board or the Chairman; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

       (i) serving, in accordance with the Company's policies and with the prior approval of the Board or the Chairman, which prior approval will not be unreasonably withheld, as a director of any company or organization involving no actual or potential conflict of interest with the Company or any of its subsidiaries or affiliates;

       (ii) delivering lectures and fulfilling speaking engagements;

       (iii) engaging in charitable and community activities; and

       (iv) investing his personal assets in businesses in which his participation is solely that of an investor in such form or manner as will not violate Section 7 below or require any services on the part of the Executive in the operation or the affairs of such business, provided, however, that such activities do not materially affect or interfere with the performance of the Executive's duties and obligations to the Company.

     4. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an the Executive, officer, director, or member of any committee of the Company or any subsidiary, affiliate or division thereof, the Executive shall be compensated as set forth below:

     (a) Base Salary. The Executive shall be paid a fixed salary ("Base Salary") of $580,000 per annum as of the effective date of this Agreement. The Base Salary amount is subject to periodic review and adjustment by the Board or its Executive Compensation Committee but shall not be less than $580,000 per annum during the Term of this Agreement. Base Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

     (b) Bonus. The Executive shall be eligible to participate in such annual or long-term bonus or incentive plans as the Company shall from time to time maintain for its senior the Executives. The basis for the Executive's participation shall be the same as for other similarly situated the Executives, and it is understood that awards under any such plan may be discretionary.

     (c) Equity-Based Compensation. The Executive shall be eligible to participate in, and to be granted stock options, stock appreciation rights or other equity-based awards under, the Company's 1995 Stock Option Plan or such other stock option, stock ownership, stock incentive or other equity-based compensation plans as the Company shall from time to time maintain for its senior the Executives. The basis for the Executive's participation shall be the same as for other similarly situated the Executives, and it is understood that awards under any such plan may be discretionary.

     (d) SERP Contribution. During the Term, the Company's annual contributions to the Executive's accounts under the Company's Supplemental Executive Retirement Plan (together with any successor plan, the "SERP") shall not be less than $30,000.

     (e) Additional Benefits. Except as modified by this Agreement, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any member of senior management at the Company is eligible under any plan or program now or hereafter established and maintained by the Company for senior officers, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, senior executive life or other life insurance, travel or accident insurance, disability plans, tax-qualified or non-qualified pension, savings, thrift and profit-sharing plans, deferred compensation plans, sick-leave plans, auto allowance or auto lease plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase plans. Notwithstanding the foregoing, the Executive acknowledges and agrees that the severance payments provided in certain circumstances under this Agreement are in lieu of any rights which the Executive might otherwise have under any and all other displacement, separation or severance plans or programs of the Company, and the Executive hereby waives all rights to participate in any of such plans or programs in the event of the termination of his employment during the Term.

     5. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive (and his spouse where there is a legitimate business reason for his spouse to accompany him) in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such policies and procedures as the Company from time to time establish for senior officers.

     6.  Effect of Termination of Employment; Effect of Disability.

     (a) Without Cause Termination or Termination by the Executive for Good Reason. Subject to the provisions of Section 7 below, in the event the Executive's employment hereunder terminates due to either a Without Cause Termination (as defined in Section 6(f)(iii)) or a termination by the Executive for Good Reason (as defined in Section 6(f)(ii)):

       (i) earned but unpaid Base Salary as of the Date of Termination (as defined in Section 14(b)) and any earned but unpaid bonuses for prior years (collectively, the "Accrued Obligations"), shall be payable in full, and the Company shall, as liquidated damages or severance pay, or both:

            (A) continue to pay the Executive's Base Salary, as in effect at the Date of Termination, from the Date of Termination until the end of the Term, and

            (B) pay to the Executive for the year of termination and for each subsequent calendar year or portion thereof during the remainder of the Term, an amount (prorated in the case of any partial year) equal to the highest annual incentive bonus received by the Executive for any year in the three years preceding the Date of Termination, such payments to be made at the normal times for payment of bonuses under the Company's annual bonus plan as in effect at the Date of Termination (the "Bonus Plan").

     With respect to the payments provided for in this Section 6(a)(i), the Executive shall be entitled, to the extent permitted by law as determined by the Company in good faith, to participate in any compensation deferral plans or arrangements then provided by the Company to senior the Executives on the same basis as if he had remained an employee through the end of the Term.

       (ii) Until the end of the Term, the Company shall pay to the Executive, in lieu of Company contributions to the SERP and at the time such contributions would otherwise have been made to the SERP, the amount of $30,000 per year.

       (iii) The Company shall continue to provide the Executive and the Executive's spouse through December 31, 2001 with medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as those of the applicable employee benefit plans in effect from time to time as applied to employees; provided, however, that if the Executive or his spouse cannot continue to participate under the terms of the Company plans providing such benefits, the Company shall otherwise provide such benefits on (as nearly as reasonably practicable) the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event the Executive becomes re-employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Executive's eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides any additional benefits necessary to give the Executive the benefits provided hereunder.

       (iv) The Executive shall be entitled to vested benefits under all other compensation or benefit plans in which the Executive participated as of the date of termination, as determined under the terms of the applicable plan or agreement.

     (b) Disability. In the event of the Executive's Disability, the Company may, by giving a Notice of Disability as provided in Section 14(c), remove the Executive from active employment and in that event shall provide the Executive with the same payments and benefits as those provided in Section 6(a), except that:

       (i) Base Salary payments under Section 6(a)(i)(A) shall be at the rate 50% of the Executive's Base Salary as in effect at the Date of Disability;

       (ii) in lieu of the bonus payments provided in Section 6(a)(i)(B), the Executive shall receive, at the same time as bonus payments for the year of Disability would otherwise be made under the Bonus Plan, a prorated bonus for the year of Disability only equal to the amount determined by the Company in good faith (which determination shall be final and conclusive) to be the amount of the bonus award the Executive would have received if he had been employed throughout the bonus year, prorated on a daily basis as of the Date of Disability; and

       (iii) except for Accrued Obligations, Base Salary payments shall be offset by any amounts otherwise payable to the Executive under the Company's disability program generally available to other employees.

     (c) Retirement. In the event the Executive's employment hereunder terminates due to Retirement:

       (i) Accrued Obligations as of the Date of Retirement shall be payable in full;

       (ii) the Company shall pay to the Executive, at the same time as bonus payments for the year of Retirement would otherwise be made under the Bonus Plan, a prorated bonus for the year of Retirement only equal to the amount determined by the Company in good faith (which determination shall be final and conclusive) to be the amount of the bonus award the Executive would have received if he had been employed throughout the bonus year, prorated on a daily basis as of the Date of Retirement;

       (iii) the Company shall continue to provide the Executive and the Executive's spouse through December 31, 2011 with medical, dental, accident, disability and life insurance benefits in accordance with
       Section 6(a)(iii) above; and

       (iv) the Executive shall receive such retirement and other benefits as he is entitled to receive under the terms of the Company' retirement and other compensation and benefit plans, as determined under the terms of the applicable plan or agreement.

     (d) Death. In the event the Executive's employment hereunder terminates due to death:

       (i) Accrued Obligations as of the date of death shall be payable in full;

       (ii) from the date of the Executive's death until the end of the Term, the Company shall, at the same times Base Salary would otherwise be payable hereunder, make payments at the rate of 50% of the Executive's Base Salary in effect at the date of death to (A) the Executive's spouse at the date of his death, should she survive him and (B) following the death of the Executive's spouse or should she not survive him, to the Executive's estate;

       (iii) the Company shall pay to the Executive's estate, at the same time as bonus payments for the year of death would otherwise be made under the Bonus Plan, a prorated bonus for the year of death only equal to the amount determined by the Company in good faith (which determination shall be final and conclusive) to be the amount of the bonus award the Executive would have received if he had been employed throughout the bonus year, prorated on a daily basis as of the date of death; and

       (iv) in the event the Executive is survived by his spouse, the Company shall continue to provide the Executive's spouse through December 31, 2011 with medical and dental insurance benefits in accordance with Section 6(a)(iii) above;

     (e) Other Termination of Employment. In the event the Executive's employment hereunder terminates due to a Termination for Cause or the Executive terminates employment with the Company other than for Good Reason, Disability, Retirement or death, Accrued Obligations and vested benefits as of the Date of Termination shall be payable in full. No other payments shall be made, or benefits provided, by the Company except for benefits which have already become vested under the terms of employee benefit programs maintained by the Company or its affiliates for its employees generally as provided in Section 10.

     (f) Definitions. For purposes of this Agreement, the following terms, when capitalized, shall have the following meanings unless the context otherwise requires:

       (i) "Termination for Cause" means, to the maximum extent permitted by applicable law, a termination of the Executive's employment by the Company by a vote of the majority of the Board members then in office, because the Executive (a) has been convicted of, or has entered a plea of nolo contendere to, a criminal offense involving moral turpitude, or (b) has willfully continued to fail to substantially perform his duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure subsequent to the Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties or (c) has committed an improper action resulting in personal enrichment at the expense of the Company or (d) has engaged in illegal or gross misconduct that is materially and demonstrably injurious to the Company, or (e) has violated the representations made in Section 1 above, or the provisions of Section 7 below; provided, however, that the Board has given the Executive advance notice of such Termination for Cause including the reasons therefor, together with a reasonable opportunity for the Executive to appear with counsel before the Board and to reply to such notice.

       (ii) a "termination by the Executive for 'Good Reason'" shall mean a termination of his employment by the Executive:

            (A) by a Notice of Termination given during the period beginning 30 days and ending 180 days following the occurrence of a Change of Control, regardless of the reason or lack of reason for such termination; or

            (B) by a Notice of Termination given otherwise during the period beginning on the date of a Change of Control and ending on the second anniversary of the date of the Change of Control due to:

              (1) any change in the duties or responsibilities (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change of Control (including any material and adverse diminution of such duties or responsibilities);

              (2) a material and adverse change in the Executive's titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change of Control;

              (3) a material and adverse change in the aggregate value of the Executive's compensation and benefits as in effect during the 12 months immediately prior to such Change of Control;

              (4) any requirement of the Company that the Executive be based anywhere more than 60 miles from the office where the Executive is located at the time of the Change of Control; or

              (5) the failure of the Company to obtain the assumption of this Agreement from any Surviving Corporation as contemplated in Section 6(f)(iv)(B)(4).

            (C)  at any time due to:

              (1) any reduction without the consent of the Executive in the Executive's salary below the amount then provided for under Paragraph 4(a) hereof; or

              (2) a failure of the Company or its successor to fulfill its obligations under this Agreement in any material respect. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within 10 days after receipt of notice thereof given by the Executive shall not constitute Good Reason. The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacities due to mental or physical illness and the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that the Executive must provide notice of termination of employment within 180 days following the Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

       (iii) "Without Cause Termination" means a termination of the Executive's employment by the Company other than due to Disability or expiration of the Term and other than a Termination for Cause.

       (iv) "Change of Control" means the occurrence of any of the following events:

            (A) individuals who on the effective date of this Agreement constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection by such Incumbent Directors to such nomination) shall be deemed to be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

            (B) Any merger, consolidation, division, share exchange, sale or other transfer of assets, liquidation or other transaction or series of related transactions outside the ordinary course of business involving the Company or any of its subsidiaries
            (a "Business Combination"), unless immediately following such Business Combination there shall be a corporation (the "Surviving Corporation") which meets each of the following requirements: (1) the Surviving Corporation owns, directly or indirectly through subsidiaries, consolidated assets of the Company which immediately prior to the Business Combination had an aggregate book value equal to more than 75% of the book value of the Company's consolidated total assets as of the close of the most recent fiscal quarter ended on or prior to the date of the first public announcement of the Business Combination; (2) at least a majority of the voting power in the election of directors of the Surviving Corporation is held by the shareholders of the Company having such power in the election of the Board immediately prior to the Business Combination and, other than as a result of an election by such shareholders to receive consideration other than in shares of the Surviving Corporation, such voting power is held by such shareholders in substantially the same proportions as immediately prior to the Business Combination; (3) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination; and (4) the Surviving Corporation, if other than the Company, shall have expressly assumed in writing the obligations of the Company under this Agreement.

       (v) "Disability" for purposes of this Agreement means the Executive shall be disabled so as to be unable to perform for 180 days in any 365-day period, with or without reasonable accommodation, the essential functions of his positions under this Agreement, as determined by a person or entity experienced in this field selected by the Company and acceptable to the Executive or his representative.

       (vi) "Retirement" means a voluntary termination of his employment by the Executive (1) on or after attainment of age 65, (2) on not less than 6 months' Notice of Retirement as provided in Section 14 and (4) under circumstances not constituting a Termination for Cause, Without Cause Termination, termination for Good Reason, Disability or death.

       (vii) The "Date of Termination," "Date of Disability" and "Date of Retirement" shall have the meanings ascribed to them in Section 14. To the fullest extent permitted by applicable law, to the extent this Agreement requires the payment of Base Salary and/or the provision of coverages and benefits subsequent to the Date of Termination or Date of Disability, the Executive's Date of Termination or Date of Disability, as applicable, shall not be treated as a termination of employment (a "Benefit Plan Termination Date") from the Company for purposes of determining the Executive's rights, responsibilities and tax treatment under any and all employee pension, welfare and fringe benefit plans maintained by the Company. Rather, the Benefit Plan Termination Date shall be the day following the last day for which any Base Salary and/or coverages and benefits are required to be provided by this Agreement.

     7.  Other Duties of the Executive During and After Term.

     (a) Confidential Information. The Executive recognizes and acknowledges that certain information pertaining to the affairs, business, suppliers, or customers of the Company or any of its subsidiaries or affiliates (any or all of such entities hereinafter referred to as the "Business"), as such information may exist from time to time, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of his duties under this Agreement. The Executive shall not, through the end of the Term or at any time thereafter, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation or governmental agency, any information concerning the affairs, business, suppliers, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process or such information which is or shall become part of the public realm through no fault of the Executive), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on any termination of his employment, or on demand of the Company, to deliver the same to the Company.

     (b) Non-Competition. During his employment by the Company, whether during or after the Term, and for a period of four years following the termination of his employment for any reason except for a Without Cause Termination or termination by the Executive for Good Reason, the Executive shall not, without express prior written approval by order of the Board, directly or indirectly, engage in, whether as an officer, director, employee, consultant, agent, partner, joint venturer, proprietor or otherwise, become interested in (other than as a shareholder owning not more than 1% of the outstanding shares of any class of securities registered under Section 12 of the Securities Exchange Act of 1934) or assist any business which (i) is in competition with the Company or any of its affiliates in the retail grocery business or (A) during his employment, in any other business in which the Company or any of its subsidiaries is then engaged or proposes to engage or (B) following the termination of his employment, in any other business which during the 12 months preceding the Executive's Date of Termination accounted for more than 2% of the Company's consolidated revenues and (ii) engages in any such business in any county in which the Company then engages in such business or any county contiguous thereto.

     (c) Non-Interference. During his employment with the Company and until four years after the termination of the Executive's employment, whether during or after the Term and notwithstanding the cause of termination, the Executive shall not (i) hire or employ, directly or indirectly through any enterprise with which he is associated, any employee of the Company or any of its affiliates or (ii) recruit, solicit or induce (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any such employee or any consultant, vendor or supplier of the Company or any of its affiliates to terminate or reduce such person's employment, consulting or other relationship with the Company or any of its affiliates.

     (d) Remedies. The Company's obligation to make payments or provide for or increase any benefits under this Agreement (except to the extent previously vested) shall cease upon any violation of the provisions of this Section 7; provided, however, that the Executive shall first have the right to appear before the Board with counsel and that such cessation of payments or benefits shall require a vote of a majority of the Board members then in office. In addition, in the event of a violation by the Executive of the provisions of this Section 7, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, and/or to enforce the specific performance by the Executive of this Section 7 and to enjoin the Executive from any further violation, and may exercise such remedies cumulatively or in conjunction with such other remedies as may be available to the Company at law or in equity. The Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Section 7 would be inadequate and agrees that the Company shall be entitled to injunctive relief against him in the event of any such breach.

     (d) Survival; Authorization to Modify Restrictions. The covenants of the Executive contained in this Section 7 shall survive any termination of the Executive's employment for the periods stated herein, whether during or after the Term and, except as otherwise provided in this Section 7, regardless of the reason for such termination. The Executive represents that his experience and capabilities are such that the enforcement of the provisions of this Section 7 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if the Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in this Section 7. Accordingly, it is the intention of the parties that the provisions of this Section 7 shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof to the extent required in order to render it valid and enforceable.

     8.  Certain Additional Payments by the Company.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to the Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of
     (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to the Gross-Up Payment. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 5% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to the Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 6(a)(ii), unless an alternative method of reduction is elected by the Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

     (b) Subject to the provisions of Section 8(a), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 8 with respect to any Payments shall be made no later than 30 days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made, and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

     9. Resolution of Disputes. Except as otherwise provided in Section 7(d) hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Sunbury, Pennsylvania, by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. In the event of any arbitration, litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Executive for his reasonable costs and expenses relating to such arbitration, litigation or other proceeding, including attorneys' fees and expenses, to the extent that such arbitration, litigation or other proceeding results in any: (i) settlement requiring the Company to make a payment, continue to make payments or provide any other benefit to the Executive; or (ii) judgment, order or award against the Company in favor of the Executive or his spouse, legal representative or heirs, unless such judgment, order or award is subsequently reversed on appeal or in a collateral proceeding. At the request of the Executive, costs and expenses (including attorneys' fees) incurred in connection with any arbitration, litigation or other proceeding referred to in this Section shall be paid by the Company in advance of the final disposition of the arbitration, litigation or other proceeding upon receipt of an undertaking by or on behalf of the Executive to repay the amounts advanced if it is ultimately determined that he is not entitled to reimbursement of such costs and expenses by the Company as set forth in this Section.

     10. Full Settlement; No Mitigation; Non-Exclusivity of Benefits. The Company's obligation to make any payment provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to the Executive under any other severance plan, arrangement or agreement of the Company and its affiliates, and in full settlement of any and all claims or rights of the Executive for severance, separation and/or salary continuation payments resulting from the termination of his employment. In no event shall the Executive be obligated to seek other employment or to take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as specifically provided herein, such amounts shall not be reduced whether or not the Executive obtains other employment. Except as provided above in this Section 10, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which the Executive may qualify, nor, except as otherwise specifically provided in this Agreement, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates, including without limitation any stock option agreement. Amounts or benefits which are vested benefits or which the Executive is otherwise entitled to receive under any such plan, program, policy, practice, contract or agreement prior to, at or subsequent to any Date of Termination, Date of Disability or Date of Retirement shall be paid or provided in accordance with the terms of such plan, program, policy, practice, contract or agreement except as explicitly modified by this Agreement.

     11. Employment and Payments by Affiliates. Except as herein otherwise specifically provided, references in this Agreement to employment by the Company shall include employment by affiliates of the Company, and the obligation of the Company to make any payment or provide any benefit to the Executive hereunder shall be deemed satisfied to the extent that such payment is made or such benefit is provided by any affiliate of the Company.

     12. Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     13. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term, "Company" as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

     14.  Notices.

     (a) General. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given when delivered or 5 days after being deposited in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

       (i)     To the Company:
            Weis Markets, Inc.
            1000 S. Second Street
            P.O. Box 471
            Sunbury, PA  17801

            Attention:  _______________

       (ii)    To the Executive:
            Norman S. Rich
            28 Beth Ellen Drive
            Lewisburg, PA  17837
            or to such other address as the addressee party shall have previously specified in writing to the other.

     (b) Notice of Termination. Except in the case of death of the Executive, any termination of the Executive's employment hereunder, whether by the Executive or the Company, shall be effected only by a written notice given to the other party in accordance with this Section 14 (a "Notice of Termination"). Any Notice of Termination shall (i) indicate the specific termination provision in Section 6 relied upon,
     (ii) in the case of a termination by the Company for Cause or by the Executive for Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination and (iii) specify the effective date of such termination of employment (the "Date of Termination"), which shall not be less than 15 days nor more than 60 days after such notice is given. The failure of the Executive or the Company to set forth in any Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

     (c) Notice of Disability. Any finding of Disability by the Company shall be effected only by a written notice given to the Executive in accordance with this Section 14 (a "Notice of Disability"). Any Notice of Disability shall (i) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such finding of Disability and (ii) specify an effective date (the "Date of Disability"), which shall not be less than 10 days after such notice is given. The failure of the Company to set forth in any Notice of Disability any fact or circumstance which contributes to a showing of Disability shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

     (d) Notice of Retirement. Retirement shall be effected only by a written notice given by the Executive in accordance with this Section 14 (a "Notice of Retirement"). Any Notice of Retirement shall (i) indicate that it is a Notice of Retirement and (ii) specify an effective date (the "Date of Retirement) which shall not be less than six months after such notice is given.

     15. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 15 shall preclude the assumption of such rights by executors, administrators, or other legal representatives of the Executive or his estate or their assigning any rights hereunder to the person or persons entitled thereto.

     16. Source of Payments. Subject to Section 11 hereof, all payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor.

     17. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and, as permitted by this Agreement, their respective successors, assigns, heirs, beneficiaries and representatives.

     18. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed exclusively by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws thereof.

     19. Counterparts; Headings. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The underlined Section headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of any provision hereof.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first above written.


                                               WEIS MARKETS, INC.


                                            By:      //Robert F. Weis
                                                ---------------------------
                                          Name:        ROBERT F. WEIS
                                         Title:    Chairman of the Board
                                                   & Treasurer


                                                    //Norman S. Rich
                                                ---------------------------
                                                     NORMAN S. RICH